UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 30, 2024

THE BOEING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-442	91-0425694
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

929 Long Bridge Drive, Arlington, VA	22202
(Address of principal executive offices)	(Zip Code)

(703) 465-3500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5.00 Par Value	BA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 30, 2024, the Board of Directors (the “Board”) of The Boeing Company (the “Company”) elected Robert K. (Kelly) Ortberg to serve as President and Chief Executive Officer and as a member of the Board, in each case effective as of August 8, 2024 (the “Transition Date”).
Mr. Ortberg, 64, has more than 35 years of aerospace leadership. He joined Rockwell Collins, Inc. in 1987 as a program manager and held leadership positions of increasing responsibility at the company, including as Executive Vice President, Chief Operating Officer of Commercial Systems from 2006 to 2010; Executive Vice President, Chief Operating Officer, Government Systems from 2010 to 2012; President from 2012 to 2013; President and Chief Executive Officer from 2013 to 2015; and Chairman, President and Chief Executive Officer from 2015 to 2018. Following the integration of Rockwell Collins with United Technologies Corporation, he served as the Chief Executive Officer of Collins Aerospace, a United Technologies company, from December 2018 to February 2020. Following his retirement from Collins Aerospace, Mr. Ortberg served as a special advisor to the office of the Chief Executive Officer for RTX Corporation (formerly Raytheon Technologies Corporation) until March 2021. He earned a bachelor’s degree in mechanical engineering from the University of Iowa. Mr. Ortberg also serves on the board of Aptiv PLC, and during the past five years served on the board of RTX Corporation.
In connection with Mr. Ortberg’s election, the Board approved the following compensation elements: (i) an annual base salary rate of $1,500,000, effective as of the Transition Date; (ii) an annual incentive award target of $3,000,000 for 2025; and (iii) a long-term incentive award target of $17,500,000 for 2025. The Board also approved relocation benefits under the Company’s relocation program, as well as certain perquisites and benefits consistent with those historically provided to the position of the Company’s Chief Executive Officer, as most recently described in the Compensation Discussion and Analysis section of the Company’s proxy statement for its 2024 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 5, 2024.
The Board also approved the following awards for Mr. Ortberg, which will be granted as of the Transition Date:
•A cash award of $1,250,000, payable in December 2024 subject to Mr. Ortberg’s continued employment through the payment date;
•An award of restricted stock units valued at approximately $8,000,000, which will vest in three annual installments on each of the first, second and third anniversaries of the grant date, subject to Mr. Ortberg’s continued employment through the applicable vesting dates (except in the case of earlier termination due to retirement after one year of service, layoff, death or disability, in which case, either full or partial vesting will apply); and
•An award of a performance option valued at approximately $8,000,000, which will vest in three installments of 25%, 25%, and 50% on each of the second, third and fourth anniversaries of the grant date, subject to Mr. Ortberg’s continued employment through the applicable vesting dates (except in the case of earlier termination due to layoff, death or disability, in which case, full vesting will apply), and be exercisable for a per-share exercise price of 120% of the fair value of a share of Company common stock on the grant date.
These awards were granted under The Boeing Company 2023 Incentive Stock Plan and are subject to the terms and conditions set forth in the applicable notice of terms, the forms of which are filed as Exhibits 10.1, 10.2 and 10.3 and are incorporated herein by reference.
The Board also determined that Mr. Ortberg will not be subject to the Company’s mandatory retirement policy until April 1, 2031. However, there is no fixed term associated with his employment.
Mr. Ortberg has no family relationships with any director or executive officer of the Company, and there are no arrangements or understandings with any person pursuant to which he was selected as a director or officer of the Company. In addition, there are no related person transactions between Mr. Ortberg and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
Mr. Ortberg succeeds David L. Calhoun, who on July 30, 2024 tendered his resignation as President and Chief Executive Officer and as a director, effective as of the Transition Date. Mr. Calhoun will continue to be an employee of the Company and serve as a senior advisor to the Board until his retirement on March 1, 2025.
Item 7.01. Regulation FD Disclosure
A copy of the Company’s press release related to the announcements set forth under Item 5.02 is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

10.1	Form of U.S. Notice of Terms of Cash Based Award for CEO
10.2	Form of U.S. Notice of Terms of Supplemental Restricted Stock Units for CEO
10.3	Form of U.S. Notice of Terms of Performance Non-Qualified Stock Option for CEO
99.1	Press Release issued by The Boeing Company dated July 31, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE BOEING COMPANY

By:	/s/ Dana E. Kumar
Dana E. Kumar
Assistant Corporate Secretary and Chief Counsel

Dated: July 31, 2024